EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE

0% SERIES A CONVERTIBLE PREFERRED STOCK OF

GENIUS BRANDS INTERNATIONAL, INC.

I, Andrew Heyward, hereby certify that I am the Chief Executive Officer of Genius Brands International, Inc. (the “Company”), a corporation organized and existing under the Chapter 78 of the Nevada Revised Statues (the “Nevada General Company Law” or the “NGCL”), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board on November 20, 2019 adopted, and the Required Holders (as defined below) approved, the following resolutions amending and restating in their entirety the terms of a series of shares of Preferred Stock designated as 0% Series A Convertible Preferred Stock, which were originally created on May 14, 2014:

RESOLVED, that the Board designates the 0% Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1.                  Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “0% Series A Convertible Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be 6,000 shares. Each Preferred Share shall have $0.001 par value. Capitalized terms not defined herein shall have the meaning as set forth in Section 23 below.

2.                  Ranking. Except to the extent that the holders of at least a majority of the outstanding Preferred Shares (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below) in accordance with Section 12, all shares of capital stock of the Company shall be junior in rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Company shall be subject to the rights, powers, preferences and privileges of the Preferred Shares. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Company shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), (ii) of pari passu rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date (or any other date requiring redemption or repayment of such shares of Junior Stock) that is prior to the date no Preferred Shares remain outstanding. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith.

3.                  Dividends. In addition to Sections 5(a) and 11 below, from and after the first date of issuance of any Preferred Shares (the “Initial Issuance Date”), each holder of a Preferred Share (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) when and as declared by the Board, from time to time, in its sole discretion, which Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash on the Stated Value of such Preferred Share.

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4.                  Conversion. Each Preferred Share shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below) on the terms and conditions set forth in this Section 4.

(a)               Holder’s Conversion Right. Subject to the provisions of Section 4(e), at any time or times on or after the Initial Issuance Date, each Holder shall be entitled to convert any whole number of Preferred Shares into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 4(c) at the Conversion Rate (as defined below).

(b)               Conversion Rate. The number of validly issued, fully paid and non- assessable shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 4(a) shall be determined according to the following formula (the “Conversion Rate”):

Base Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Shares. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c)               Mechanics of Conversion. The conversion of each Preferred Share shall be conducted in the following manner:

(i)               Holder’s Conversion. To convert a Preferred Share into validly issued, fully paid and non-assessable shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (whether via facsimile or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the share(s) of Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. If required by Section 4(c)(vi), within five (5) Trading Days following a conversion of any such Preferred Shares as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing the share(s) of Preferred Shares (the “Preferred Share Certificates”) so converted as aforesaid.

(ii)              Company’s Response. On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second (2nd) Trading Day following the date of receipt by the Company of such Conversion Notice, the Company shall (1) provided that (x) the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program and (y) the shares of Common Stock to be issued are otherwise eligible for resale pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if either of the immediately preceding clauses (x) or (y) are not satisfied, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section 4(c)(vi) is greater than the number of Preferred Shares being converted, then the Company shall if requested by such Holder, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of Preferred Shares not converted.

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(iii)            Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv)             Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, to issue to a Holder within three (3) Trading Days after the Company’s receipt of a Conversion Notice (whether via facsimile or otherwise) (the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit such Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any Preferred Shares (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to such Holder, such Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to the terms of this Certificate of Designations or otherwise. In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of a Conversion Notice (whether via facsimile or otherwise), the Company shall fail to issue and deliver a certificate to such Holder and register such shares of Common Stock on the Company’s share register or credit such Holder’s or its designee’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be), and if on or after such third (3rd) Trading Day such Holder (or any other Person in respect, or on behalf, of such Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such Holder so anticipated receiving from the Company, then, in addition to all other remedies available to such Holder, the Company shall, within three (3) Business Days after such Holder’s request and in such Holder’s discretion, either (i) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other reasonable out-of-pocket expenses related to the Buy-In, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of such Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the sale price of the Common Stock at which the sell order giving rise to such purchase obligation was executed.

(v)              Pro Rata Conversion; Disputes. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares submitted for conversion, the Company shall convert from each Holder electing to have Preferred Shares converted on such date a pro rata amount of such Holder’s Preferred Shares submitted for conversion on such date based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the aggregate number of Preferred Shares submitted for conversion on such date.

In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with the Purchase Agreement.

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(vi)             Book-Entry. Notwithstanding anything to the contrary set forth in this Section 4, upon conversion of any Preferred Shares in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the certificate representing the Preferred Shares to the Company following conversion thereof unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 4(c)(vi)) or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. Each Holder and the Company shall maintain records showing the number of Preferred Shares so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 4(c)(vi) THEREOF. THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 4(c)(vi) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(d)               Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Preferred Shares.

(e)               Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Designations, the Preferred Shares held by a Holder shall not be convertible by such Holder, and the Company shall not effect any conversion of any Preferred Shares held by such Holder, to the extent (but only to the extent) that such Holder or any of its affiliates would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether the Preferred Shares held by such Holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by ;such Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such Holder and its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability of a Holder to convert Preferred Shares, or of the Company to issue shares of Common Stock to such Holder, pursuant to this Section 4(e) shall have any effect on the applicability of the provisions of this Section 4(e) with respect to any subsequent determination of convertibility or issuance (as the case may be). For purposes of this Section 4(e), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this Section 4(e) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 4(e) to correct this Section 4(e) (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 4(e) shall apply to a successor holder of Preferred Shares. The holders of Common Stock shall be third party beneficiaries of this Section 4(e) and the Company may not waive this Section 4(e) without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of a Holder, the Company shall within one (1) Business Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Certificate of Designations or securities issued pursuant to the Exchange Agreements. By written notice to the Company, any Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such Holder sending such notice and not to any other Holder.

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5.                  Intentionally omitted.

6.                  Intentionally omitted.

7.                  Adjustment of Conversion Price.

(a)               Intentionally Omitted.

(b)               Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision of Sections 5 and 11, if the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Sections 5 and 11, if the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7(b) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7(b) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(c)               Calculations. All calculations under this Section 7 shall be made by rounding to the nearest one-hundred thousandth of a cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

8.                  Authorized Shares.

(a)               Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to 100% of the Conversion Rate with respect to the Base Amount of each Preferred Share as of the Initial Issuance Date (assuming for purposes hereof, that all the Preferred Shares issuable pursuant to the Securities Purchase Agreement have been issued, such Preferred Shares are convertible at the Conversion Price and without taking into account any limitations on the conversion of such Preferred Shares set forth in herein) issuable pursuant to the terms of this Certificate of Designations from the Initial Issuance Date through the second anniversary of the Initial Issuance Date assuming (assuming for purposes hereof, that all the Preferred Shares issuable pursuant to the Securities Purchase Agreement have been issued and without taking into account any limitations on the issuance of securities set forth herein). So long as any of the Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, as of any given date, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares issued or issuable pursuant to the Securities Purchase Agreement assuming for purposes hereof, that all the Preferred Shares issuable pursuant to the Securities Purchase Agreement have been issued and without taking into account any limitations on the issuance of securities set forth herein), provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions contained in this Certificate of Designations) (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder on the Initial Issuance Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

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(b)              Insufficient Authorized Shares. If, notwithstanding Section 8(a) and not in limitation thereof, at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall promptly take all reasonable action to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve and have available the Required Amount for all of the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders or conduct a consent solicitation for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board to recommend to the stockholders that they approve such proposal.

9.                  Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law (including without limitation, the NGCL) and as expressly provided in this Certificate of Designations. Subject to Section 4(e), to the extent that under the NGCL holders of the Preferred Shares are entitled to vote on a matter with holders of shares of Common Stock, voting together as one class, each Preferred Share shall entitle the holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in Section 4(e) hereof) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the Conversion Price is calculated. Holders of the Preferred Shares shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Company’s bylaws and the NGCL).

10.                Liquidation, Dissolution. Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, an amount per Preferred Share equal to the amount per share such Holder would receive if such Holder converted such Preferred Shares into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and all holders of shares of Parity Stock. To the extent necessary, the Company shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 10. All the preferential amounts to be paid to the Holders under this Section 10 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 10 applies.

11.                Participation. In addition to any adjustments pursuant to Section 7(b), the Holders shall, as holders of Preferred Shares, be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Holders had converted each Preferred Share held by each of them into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock (provided, however, to the extent that a Holder’s right to participate in any such dividend or distribution would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage).

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12.                Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (a) amend or repeal any provision of, or add any provision to, its Articles of Incorporation or bylaws, or file any certificate of designations or articles of amendment , if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; or (b) without limiting any provision of Section 16, whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

13.                Intentionally Omitted.

14.                Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Preferred Shares (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

15.                Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Company’s compliance with the terms and conditions of this Certificate of Designations.

16.                Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Preferred Shares above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Shares and (iii) shall, so long as any Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Preferred Shares then outstanding (without regard to any limitations on conversion contained herein).

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17.                Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

18.                Notices. The Company shall provide each Holder of Preferred Shares with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with Section 8(f) of the Securities Purchase Agreement. Without limiting the generality of the foregoing, the Company shall give written notice to each Holder (i) promptly following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any dissolution or liquidation, provided, in each case, that such information shall be made known to the public prior to, or simultaneously with, such notice being provided to any Holder.

19.                Transfer of Preferred Shares. Subject to the restrictions set forth in Section 2(g) of the Securities Purchase Agreement, a Holder may transfer some or all of its Preferred Shares without the consent of the Company.

20.                Preferred Shares Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name, address and facsimile number of the Persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Preferred Shares is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

21.                Stockholder Matters; Amendment.

(a)               Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the NGCL, the Articles of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of Preferred Shares may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the NGCL. This provision is intended to comply with the applicable sections of the NGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(b)               Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the NGCL, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the NGCL and the Articles of Incorporation.

22.                Intentionally omitted.

(a)

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23.                Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a)               “1934 Act” means the Securities Exchange Act of 1934, as amended.

(b)               Intentionally Omitted.

(c)               “Base Amount” means, with respect to each Preferred Share, as of the applicable date of determination, the sum of (1) the Stated Value thereof, plus (2) the Unpaid Dividend Amount thereon as of such date of determination.

(d)               “Bloomberg” means Bloomberg, L.P.

(e)               “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f)                Intentionally omitted.

(g)               “Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(h)               “Conversion Price” means, with respect to each Preferred Share, as of any Conversion Date or other applicable date of determination, $0.21, subject to adjustment as provided herein.

(i)                 “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(j)                 Intentionally Omitted.

(k)               Intentionally Omitted.

(l)                 Intentionally Omitted.

(m)             Intentionally Omitted.

(n)               “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole.

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(o)               “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(p)               Intentionally Omitted.

(q)               Intentionally Omitted.

(r)                Intentionally Omitted.

(s)                Intentionally Omitted.

(t)                 “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(u)               “Principal Market” means the Nasdaq Capital Market.

(v)               “SEC” means the Securities and Exchange Commission or the successor thereto.

(w)             “Securities” means, collectively, the Preferred Shares and the shares of Common Stock issuable upon conversion of (or otherwise in accordance with) the Preferred Shares.

(x)               “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Company and the initial holders of Preferred Shares, dated as of the Subscription Date, as may be amended from time in accordance with the terms thereof.

(y)               “Stated Value” shall mean $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Preferred Shares.

(z)               “Subscription Date” means May 14, 2014.

(aa)            “Subsidiaries” shall have the meaning as set forth in the Securities Purchase Agreement.

(bb)           Intentionally omitted.

(cc)            “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal. Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Required Holders.

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(dd)           “Transaction Documents” means the Securities Purchase Agreement, this Certificate of Designations, the Registration Rights Agreement and each of the other agreements and instruments entered into or delivered by the Company or any of the Holders in connection with the transactions contemplated by the Securities Purchase Agreement, all as may be amended from time to time in accordance with the terms thereof.

(ee)            “Unpaid Dividend Amount” means, as of the applicable date of determination, with respect to each Preferred Share, all accrued and unpaid Dividends on such Preferred Share.

(ff)              “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

24.                Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall simultaneously with any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to each Holder contemporaneously with delivery of such notice, and in the absence of any such indication, each Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or its Subsidiaries. Nothing contained in this Section 24 shall limit any obligations of the Company, or any rights of any Holder, under the Securities Purchase Agreement.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock of Genius Brands International, Inc. to be signed by its Chief Executive Officer on this 20th day of November, 2019.

GENIUS BRANDS INTERNATIONAL, INC.

By:	/s/ Andy Heyward
Name:	Andy Heyward
Title:	CEO

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EXHIBIT I

GENIUS BRANDS INTERNATIONAL, INC.

CONVERSION NOTICE

Reference is made to the Amended and Restated Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Genius Brands International, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Amended and Restated Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.001 par value per share (the “Preferred Shares”), of Genius Brands International, Inc., a Nevada corporation (the “Company”), indicated below into shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion: ________________________________________________________

Number of Preferred Shares to be converted: _____________________________________

Share certificate no(s). of Preferred Shares to be converted: __________________________

Tax ID Number (If applicable): ________________________________________________

Conversion Price: _________________________________________________________

Number of shares of Common Stock to be issued: _________________________________

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to: ___________________________________________

     ____________________________________________

Address: ________________________________________

Telephone Number: _______________________________

Facsimile Number: ___________________________________

Holder: ____________________________________________

By: ____________________________________

Title: ___________________________________

Dated: __________________________________

Account Number (if electronic book entry transfer): ____________________________

Transaction Code Number (if electronic book entry transfer): ______________________

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EXHIBIT II

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs __________________ to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated _______, 2014 from the Company and acknowledged and agreed to by____________.

GENIUS BRANDS INTERNATIONAL, INC.

By:_____________________

Name:

Title:

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